Exhibit 99

News
Media Contact:
Greta Edgar Borza
Corporate Communications
+1-724-316-7552
edgar@ppg.com

Investor Contact:
Alex Lopez
Investor Relations
+1-412-434-3466
alejandrolopez@ppg.com
investor.ppg.com

PPG reports first quarter 2026 financial results
•Net sales of $3.9 billion, an increase of 7% versus prior year
•Organic sales increased 1% year over year driven by higher selling prices
•First quarter reported earnings per diluted share (EPS) of $1.70 and adjusted EPS of $1.83, an increase of 6% year over year
•Segment margin of 16% and segment EBITDA margin of 19%
•Share repurchases in the quarter totaled about $100 million
•Reaffirms full-year 2026 EPS guidance range of $7.70 to $8.10

PITTSBURGH, April 28, 2026 – PPG (NYSE:PPG) today reported financial results for the first quarter 2026.

First Quarter 2026 Consolidated Results

$ in millions, except EPS	1Q 2026	1Q 2025	YOY change
Net sales	$3,930	$3,684	+7%
Net income (a)	$382	$375	+2%
Adjusted net income (a)(b)	$411	$396	+4%
EPS (a)	$1.70	$1.64	+4%
Adjusted EPS (a)(b)	$1.83	$1.72	+6%
(a) From continuing operations
(b) Reconciliations of reported to adjusted figures are included below

Chairman and CEO Comments
Tim Knavish, PPG chairman and chief executive officer, commented on the quarter:

In the first quarter, PPG delivered organic sales growth of 1%, demonstrating our ability to maintain growth momentum in a challenging environment. We delivered higher selling prices, with further selling price realization targeted to offset any inflationary impact more quickly than prior cycles. Adjusted EPS increased 6% driven by strong results in our differentiated aerospace and architectural coatings Latin America businesses, reflecting the benefits of our technology-advantaged products and strong brand recognition, along with excellent commercial execution.

Our Global Architectural Coatings segment achieved low single-digit percentage organic sales growth and EBITDA margin improvement of 230 basis points driven by strength in Latin America. In Europe, demand remains mixed whereas in Mexico, project-related sales are recovering and retail sales were especially strong.

Performance Coatings segment organic sales grew a low single-digit percentage benefitting from strong demand for aerospace and protective and marine coatings products. Aerospace industry growth is expected to remain robust, and our order backlog positions us well to deliver consistent above-industry growth in this key end market.

In our Industrial Coatings segment, we are delivering on previously communicated share gains in automotive original equipment manufacturer (OEM) coatings and packaging coatings, which allowed us to grow above industry levels. However, margins in the first quarter were negatively impacted by regional mix as China automotive production dropped in comparison to a particularly high level in the first quarter of last year. Results for packaging coatings were outstanding as we increased both organic sales and EBITDA margin.

Looking ahead, we expect strong growth in aerospace, architectural coatings in Latin America, protective and marine coatings and packaging coatings. Automotive refinish coatings organic sales are anticipated to improve for PPG in the second half of the year related to the phasing of customer order patterns last year. We are also seeing early signs of demand improvement in the U.S. refinish market as insurance claims begin to normalize to historical levels.

In recent weeks, costs have risen for raw materials, energy, logistics and packaging across the coatings value chain. As a result, PPG has proactively announced price adjustments globally and across the portfolio. Given the scale of our differentiated portfolio, we are able to source raw materials globally, and compared to prior inflation cycles, we have an improved ability to offset inflation by increasing selling prices in step with raw material price increases.

In the second quarter, we expect both organic sales and adjusted earnings per share in the range of flat to growth of a low single-digit percentage. We are maintaining our full-year earnings per share guidance range of $7.70 to $8.10. This guidance reflects confidence in our growth momentum, including share gains and realization of pricing and execution of self-help actions, which will serve to mitigate the raw material inflation impact.

Thank you to our PPG team around the world who make it happen and deliver on our purpose every day: We protect and beautify the world®.

Additional Financial Information
•Net sales in the quarter increased 7% year over year, including benefits from higher selling prices of 1% and positive foreign currency translation of 6%.
•At quarter end, the company had cash and short-term investments totaling $1.6 billion. Net debt was $5.5 billion, an increase of $150 million from the first quarter 2025.
•Cash from operating activities was $33 million, approximately $50 million higher year over year.
•The company repaid $700 million of debt which matured in the first quarter.
•Corporate expenses were $83 million in the first quarter.
•First quarter net interest expense was $24 million.
•In the first quarter, the effective tax rate was approximately 25.5%, up about 100 basis points year over year.

First Quarter 2026 Reportable Segment Financial Results
Global Architectural Coatings Segment

$ in millions	1Q 2026	1Q 2025	YOY change
Net sales	$965	$857	+13%
Sales volumes			—%
Selling prices			+2%

Foreign currency translation			+12%
Divestitures			(1)%
Segment income	$155	$118	+31%
Segment income %	16.1%	13.8%
Segment EBITDA (a)	$184	$144	+28%
Segment EBITDA %	19.1%	16.8%
(a) Reconciliations of reported to adjusted figures are included below

Global Architectural Coatings segment net sales increased 13% compared to the first quarter 2025 driven by higher selling prices and a benefit from foreign currency translation partially offset by divestitures.

Organic sales for architectural coatings Latin America and Asia Pacific increased by a mid-single-digit percentage compared to the first quarter 2025 driven by growth in Latin America. Organic sales for architectural coatings EMEA declined by a low single-digit percentage year over year, with higher selling prices more than offset by lower sales volumes. In Mexico, retail sales were especially strong in the quarter. Mexican project-related sales continued to recover and the company expects further incremental improvement in the second quarter aided by higher business and governmental project investment.

Segment EBITDA increased 28% and segment EBITDA margin improved 230 basis points compared to the prior year with realization of higher selling prices and cost-control actions.

Performance Coatings Segment

$ in millions	1Q 2026	1Q 2025	YOY change
Net sales	$1,334	$1,265	+5%
Sales volumes			(2)%
Selling prices			+3%
Foreign currency translation			+3%
Acquisitions			+1%
Segment income	$288	$274	+5%
Segment income %	21.6%	21.7%
Segment EBITDA (a)	$326	$307	+6%
Segment EBITDA %	24.4%	24.3%
(a) Reconciliations of reported to adjusted figures are included below

Performance Coatings segment net sales increased 5% driven by higher selling prices, foreign currency translation benefit, and acquisitions, partially offset by lower sales volumes.

Organic sales improved 1% compared to the prior year driven by aerospace, protective and marine coatings, and traffic solutions, partially offset by expected year-over-year sales volume declines in automotive refinish coatings. Aerospace achieved exceptional quarterly sales with double-digit percentage organic sales growth while our order backlog remained at about $315 million. Organic sales in automotive refinish coatings decreased by a double-digit percentage as sales volumes were lower, reflecting a difficult comparison to the prior year when customer order patterns were heavily weighted to the first half of 2025. Protective and marine coatings organic sales increased by a high single-digit percentage compared to the prior year, achieving its 12th consecutive quarter of sales volume growth, including above-market marine sales volume growth in Asia Pacific. Organic sales in traffic solutions increased a high single-digit percentage driven by strong demand across the U.S. and Canada.

Compared to the first quarter 2025, segment EBITDA increased by 6% and segment EBITDA margin improved slightly, driven by higher selling prices partially offset by lower automotive refinish coatings sales volumes and higher growth-related investment spending in aerospace and protective and marine coatings.

Industrial Coatings Segment

$ in millions	1Q 2026	1Q 2025	YOY change
Net sales	$1,631	$1,562	+4%
Sales volumes			+1%
Selling prices			(1)%
Foreign currency translation			+4%
Segment income	$193	$215	(10)%
Segment income %	11.8%	13.8%
Segment EBITDA (a)	$245	$263	(7)%
Segment EBITDA %	15.0%	16.8%
(a) Reconciliations of reported to adjusted figures are included below

Industrial Coatings segment net sales increased 4% compared to the first quarter 2025 driven by foreign currency translation. Organic sales were flat, including sales volumes growth of 1%, reflecting the benefits from share gains offset by the impact of lower selling prices from certain index-based customer contracts.

Automotive OEM coatings organic sales decreased a low single-digit percentage, with flat sales volumes, including share gains, resulting in the business outpacing the decline in global automotive industry production by about 300 basis points. Industrial coatings organic sales declined a low single-digit percentage driven by soft demand in the United States which offset growth in other regions. Packaging coatings organic sales increased by a double-digit percentage versus the prior year period and sales volumes are up over 20 percent on a two-year stacked basis, driven by share gains, as customers adopt our leading technologies.

Segment EBITDA decreased 7% and segment EBITDA margin declined 180 basis points compared to the first quarter 2025. This was driven by regional mix and lower selling prices due to index-based contracts.

Outlook
The company expects both second quarter organic sales and adjusted earnings per share in the range of flat to growth of a low single-digit percentage. We are maintaining our full-year earnings per share guidance range of $7.70 to $8.10. This reflects the momentum of share gains and self-help actions, along with an updated view of current global economic activity, foreign exchange rates as well as regional and business mix.

Additional information related to 2026 financial projections is posted within the slides and prepared commentary associated with the first quarter earnings documents on the Investors section of PPG.com.

The term organic sales as used in this press release is defined as net sales excluding the impact of currency, acquisitions and divestitures.

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty products that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we market and sell in more than 50 countries and reported net sales of $15.9 billion in 2025. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

The PPG Logo and We protect and beautify the world are registered trademarks of PPG Industries Ohio, Inc.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at about 4:30 p.m. ET today, April 28. The company will hold a conference call to review its first quarter 2026 financial performance on April 29, at 8:00 a.m. ET. Participants can pre-register for the conference by navigating to https://events.q4inc.com/analyst/616458242?pwd=9U5JS1Tl.The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com. A web replay will be available shortly after the call on the PPG Investor Center at www.ppg.com, and will remain through Tuesday, April 28, 2027.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG’s operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include statements related to earnings guidance, global economic conditions, geopolitical issues, the amount of future share repurchases, increasing price and product competition by our competitors, fluctuations in cost and availability of raw materials, energy, labor and logistics, the ability to achieve selling price increases, margins, share gains, customer inventory levels, PPG inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring and other initiatives, the ability to identify additional cost savings opportunities, the timing and expected benefits of potential future and completed acquisitions, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the imposition and magnitude of tariffs, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, global human health issues, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our 2025 Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 28, 2026, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investors’ understanding of the company’s performance is enhanced by the disclosure of net income, earnings per diluted share from continuing operations, PPG’s effective tax rate adjusted for certain items, earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA. PPG’s management considers this information useful in providing insight into the company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income, earnings per diluted share from continuing operations and the effective tax rate adjusted for these items, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and segment EBITDA are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income, earnings per diluted share, the effective tax rate, segment income or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income, adjusted earnings per diluted share, the adjusted effective tax rate, EBITDA, adjusted EBITDA, adjusted EBITDA margin and segment EBITDA may not be comparable to similarly titled measures as reported by other companies. PPG is not able to provide a reconciliation of second quarter 2026 or full-year 2026 expected adjusted earnings per diluted share to the most directly comparable GAAP financial measure without unreasonable effort because certain items that impact such measure are uncertain or cannot be reasonably predicted at this time.

Regulation G Reconciliation - Net Income, Earnings per Diluted Share, Effective Tax Rate and Segment Income
($ in millions, except per-share amounts and percentages)

	First Quarter 2026		First Quarter 2025
	$	EPS(a)	$	EPS (a)
Reported net income from continuing operations	$382	$1.70	$375	$1.64
Acquisition-related amortization expense	20	0.09	24	0.10
Business restructuring-related costs, net(b)	4	0.02	7	0.03
Portfolio optimization(c)	5	0.02	(6)	(0.03)
Insurance recovery(d)	—	—	(4)	(0.02)
Adjusted net income from continuing operations, excluding certain items	$411	$1.83	$396	$1.72

	First Quarter 2026			First Quarter 2025
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$517	$132	25.5%	$502	$122	24.3%
Acquisition-related amortization expense	27	7	24.3%	32	8	24.4%
Business restructuring-related costs, net(b)	5	1	23.2%	9	2	19.7%
Portfolio optimization(c)	7	2	25.6%	(6)	—	N/A
Insurance recovery(d)	—	—	—%	(6)	(2)	24.3%
Adjusted effective tax rate, continuing operations, excluding certain items	$556	$142	25.5%	$531	$130	24.5%
(a)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(b)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other income, net on the condensed consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the condensed consolidated statement of income and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other income, net on the condensed consolidated statement of income.

(c)Portfolio optimization includes a $6 million charge related to the step‑up of acquired inventory in the first quarter 2026. Portfolio optimization also includes a $7 million gain recognized on the sale of a business in the first quarter 2025. There was no tax expense associated with that gain. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(d)In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021, which is included in Other income, net on the condensed consolidated statement of income.

	First Quarter
	2026	2025
Global Architectural Coatings
Net sales	$965	$857
Segment income	$155	$118
Segment depreciation and amortization	29	26
Segment EBITDA	$184	$144
Segment EBITDA %	19.1%	16.8%
Performance Coatings
Net sales	$1,334	$1,265
Segment income	$288	$274
Segment depreciation and amortization	38	33
Segment EBITDA	$326	$307
Segment EBITDA %	24.4%	24.3%
Industrial Coatings
Net sales	$1,631	$1,562
Segment income	$193	$215
Segment depreciation and amortization	52	48
Segment EBITDA	$245	$263
Segment EBITDA %	15.0%	16.8%
Total Segment EBITDA
Net sales	$3,930	$3,684
Segment income	$636	$607
Segment depreciation and amortization	119	107
Segment EBITDA	$755	$714
Segment EBITDA %	19.2%	19.4%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2026	2025
Net sales	$3,930	$3,684
Cost of sales, exclusive of depreciation and amortization	2,275	2,142
Selling, general and administrative	885	838
Depreciation	105	89
Amortization	27	32
Research and development, net	113	102
Interest expense	61	56
Interest income	(37)	(43)
Other income, net	(16)	(34)
Income before income taxes	$517	$502
Income tax expense	132	122
Income from continuing operations	$385	$380
Loss from discontinued operations, net of tax	—	(2)
Net income attributable to controlling and noncontrolling interests	$385	$378
Net income attributable to noncontrolling interests	(3)	(5)
Net income (attributable to PPG)	$382	$373

Amounts attributable to PPG:
Income from continuing operations, net of tax	$382	$375
Loss from discontinued operations, net of tax	—	(2)
Net income (attributable to PPG)	$382	$373

Earnings per common share:
Income from continuing operations, net of tax	$1.71	$1.64
Loss from discontinued operations, net of tax	—	(0.01)
Earnings per common share (attributable to PPG)	$1.71	$1.63

Earnings per common share – assuming dilution:
Income from continuing operations, net of tax	$1.70	$1.64
Loss from discontinued operations, net of tax	—	(0.01)
Earnings per common share (attributable to PPG) - assuming dilution	$1.70	$1.63

Average shares outstanding	223.7	228.0

Average shares outstanding - assuming dilution	224.4	228.9

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS HIGHLIGHTS (unaudited)
($ in millions)
	Three Months Ended March 31
	2026	2025
Cash from/(used for) operating activities:
Cash from/(used for) operating activities - continuing operations	$33	($16)
Cash used for operating activities - discontinued operations	$—	($2)
Cash from/(used for) operating activities	$33	($18)
Cash used for investing activities - continuing operations:
Capital expenditures	$196	$209
Cash used for financing activities - continuing operations:
Dividends paid on PPG common stock	$159	$154
Purchase of treasury stock	$96	$394

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2026	2025	2025
Current assets:
Cash and cash equivalents	$1,573	$2,163	$1,830
Short-term investments	51	56	63
Receivables, net	3,676	3,336	3,429
Inventories	2,162	1,996	2,115
Other current assets	508	408	464
Total current assets	$7,970	$7,959	$7,901

Current liabilities:
Short-term debt and current portion of long-term debt	$736	$706	$1,688
Accounts payable and accrued liabilities	4,001	3,957	3,885
Current portion of operating lease liabilities	138	138	134
Restructuring reserves	78	99	130
Total current liabilities	$4,953	$4,900	$5,837

Long-term debt	$6,407	$6,602	$5,574

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2026	2025	2025
Operating Working Capital(a)	$3,138	$2,748	$2,843
As a percent of quarter sales, annualized	20.0%	17.6%	19.3%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2026	2025
Net sales
Global Architectural Coatings	$965	$857
Performance Coatings	1,334	1,265
Industrial Coatings	1,631	1,562
Total	$3,930	$3,684

Segment income
Global Architectural Coatings	$155	$118
Performance Coatings	288	274
Industrial Coatings	193	215
Total	$636	$607

Items not allocated to segments
Corporate / non-segment unallocated, exclusive of depreciation and amortization	(74)	(81)
Corporate / non-segment unallocated depreciation and amortization	(9)	(14)
Interest expense, net of interest income	(24)	(13)
Business restructuring-related costs, net (a)	(5)	(9)
Portfolio optimization (b)	(7)	6
Insurance recovery (c)	—	6
Income before income taxes	$517	$502
(a)    Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Other income, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other income, net on the consolidated statement of income.
(b)     Portfolio optimization includes a $6 million charge related to the step‑up of acquired inventory in the first quarter 2026. Portfolio optimization also includes a $7 million gain recognized on the sale of a business in the first quarter 2025. There was no tax expense associated with that gain. Portfolio optimization also includes advisory, legal, accounting, valuation, other professional or consulting fees, and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the condensed consolidated statement of income.
(c)     In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021, which is included in Other income, net on the condensed consolidated statement of income.